Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
Third Quarter Fiscal 2007 Financial Results
Phoenix, AZ – August 8, 2007 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the third quarter of fiscal year 2007 ended June 30, 2007.
Highlights for the quarter include:

■	Net sales of $28.5 million, up 5% sequentially and up 6% over the year ago quarter;

■	Net income of $1.4 million, or $0.06 per diluted share;

■	Total bookings of approximately $32.5 million; book-to-bill of 1.14:1;

■	Backlog grows to $69.0 million, a 29% increase over Q3 2006; and

■	Gross margin of 30%.
Net sales for the third quarter of fiscal 2007 were $28.5 million, compared to net sales of $27.2 million in the immediately preceding quarter, and net sales of $26.9 million in the third quarter of fiscal 2006. Net income for the third quarter of fiscal 2007 was $1.4 million, or $0.06 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share in the immediately preceding quarter, and $1.5 million, or $0.06 per diluted share, in the third quarter of fiscal 2006.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “Bookings continued to remain strong in both our Microelectronic and Display segments. We received new orders of approximately $32.5 million during the quarter, which yielded a book-to-bill ratio of 1.14:1. Total third quarter bookings for the Microelectronic segment were $17.3 million yielding a segment book-to-bill of 1.06:1, and Display segment bookings were $15.2 million yielding a segment book-to-bill of 1.26:1.
“Our continuous investments in research and development have produced new, advanced technology for our customers in both business segments,” continued Mr. Shokrgozar. “Backlog at the end of the third quarter was a company record totaling $69.0 million compared to backlog of $65.1 million at the end of the second quarter fiscal 2007 and compared to $53.6 million at the end of the third quarter of fiscal 2006. We are optimistic about the near and long-term prospects for the Company.”

Research and development expenses for the third quarter totaled $1.6 million, or 6% of net sales, compared to $1.9 million, or 7% of net sales, in the immediately preceding quarter and compared to $1.7 million, or 6% of net sales in the third quarter of fiscal 2006.
Selling, general and administrative (SG&A) expenses for the third quarter were $5.3 million, compared to $5.4 million in the immediately preceding quarter, and compared to $4.6 million in the third quarter of fiscal 2006. The year-over-year increase is due to the hiring of additional sales executives to support the long term growth of the organization. Included in the SG&A expenses was $88,000 of compensation expense related to the adoption of SFAS 123(R).
Gross profit for the third quarter of fiscal 2007 was $8.5 million, or 30%, compared to $8.4 million, or 31%, in the immediately preceding quarter, and $8.4 million, or 31%, in the third quarter of fiscal 2006.
The Company’s balance sheet continues to remain strong. Cash on hand as of June 30, 2007 totaled approximately $48.9 million.
Mr. Shokrgozar concluded by saying, “We are pleased with the results of the quarter, particularly with sales being up both year-over-year and sequentially. Our employees made strong contributions to these results with their relentless hard work, as evidenced by the record backlog, in both our Microelectronic and Display segments. Although we are still not achieving at a high enough level in our Commercial Microelectronics business, we are pleased with the overall progress to date and we will continue to aggressively move forward to achieve our goals.”
Microelectronic Segment Highlights
Net sales for the Microelectronic segment totaled $16.4 million in the third quarter of fiscal 2007, compared to $15.9 million in the immediately preceding quarter, and compared to $15.8 million in the prior year third quarter. Net sales to military customers totaled $12.6 million of the Microelectronic segment sales, a quarterly increase of 18%, compared to net sales of $10.7 million in the immediately preceding quarter, and compared to $11.1 million in the prior year third quarter.
•	Backlog at the end of the third quarter of fiscal 2007 for the Microelectronic segment totaled approximately $40.4 million, or 59% of the total Company backlog, compared to $39.7 million in the immediately preceding quarter, and compared to $32.6 million in the prior year third quarter. Military products accounted for $31.8 million of the Microelectronic segment’s backlog, as compared to $32.6 million in the immediately preceding quarter, and compared to $25.3 million in the prior year third quarter.

•	New orders received for the Microelectronic segment totaled $17.4 million for the quarter. Third quarter Microelectronic segment new orders totaled 53% of the total new orders received by the Company. Military Microelectronic products closed the third quarter with $11.9 million in bookings, compared to $13.0 million in the immediately preceding quarter, and $10.6 million in the third quarter of fiscal 2006.

•	Net sales for the third quarter for the Company’s Commercial Microelectronic products totaled $3.8 million, compared to $5.3 million in the immediately preceding quarter, and $4.7 million in the third quarter of fiscal 2006.
Key Microelectronic segment awards during the quarter included:
•	Received multiple contracts totaling $2.3 million to provide multi-chip modules to be used in infrared and communications systems on military aircrafts.

•	Received a $2.0 million contract to provide memory Flash cards for military aircraft embedded navigation solutions.

•	Received a $0.9 million contract for microprocessor multi-chip modules used in military fighting vehicles.

•	Received a $0.6 million order to provide GPS multi-chip modules with the application of Anti-Tamper (AT) for advanced high precision munitions.

•	Received a $0.5 million order to provide multi-chip modules to be used in missiles application.

•	Received a $1.4 million memory module order to be used in a rugged specialized computer application for law enforcement.

•	Received two orders totaling over $1.0 million to provide dual-in-line memory DRAM memory modules and Compact Flash products for commercial applications.

•	Received a pre-production order totaling $0.9 million for system integration to be used in high-end audio/video universal remote control systems for home theater application.

•	Received $0.7 million in production orders for Restriction of Hazardous Substances (RoHS) compliant server grade memory module products from a customer supporting its next generation enterprise server.
Display Segment Highlights
•	Net sales for the Display segment totaled $12.0 million compared to $11.3 million in the immediately preceding quarter and compared to $11.1 million in the prior year third quarter. During the quarter we continued the shipment of Max-Vu™ based display enhancement products for Tablet PC applications.

•	Backlog at the end of the third quarter for the Display segment totaled $28.6 million, or 41% of the total Company backlog. Display segment backlog was $25.4 million in the immediately preceding quarter and $21.0 million in the third quarter of fiscal 2006.

•	New orders received for the Display segment totaled $15.2 million compared to $14.5 million in the immediately preceding quarter and $14.5 million in the third quarter of fiscal 2006. The increase in new orders was attributed to the exceptional performance by our interface electronic product line sales force securing a contract for the medical market.
Key Display segment awards during the quarter included:
•	Received a $3.0 million order for display enhancement products for GPS applications in the vertical market of golf course applications.

•	Received a $3.0 million medical contract in our interface electronic product line for the design and manufacture of a test strip for a blood monitoring application.

•	Received an order over $2.4 million to provide Max-Vu™ technology for use in mobile laptop PCs. Max-Vu™ provides a means of optimizing contrast and viewability of Active-Matrix Liquid Crystal Displays (AMLCDs) in high ambient lighting conditions.

•	Received various display enhancement orders totaling over $2.1 million for the transportation market, including commercial avionics applications.

•	Received a follow-on display enhancement order of $0.5 million for a medical application.

•	Received continuing orders of $1.1 million for follow-on keypad products from major appliance manufacturers.
Updates on FY2007 Company strategic initiatives:
•	Class K certification to allow the Company to provide military products intended for space applications. Update: We successfully completed the formal Class K audit with the Defense Supply Center Columbus (DSCC). We were informed by DSCC that effective August 7, 2007, White Electronic Designs Corp. is a certified Class K manufacturer. The first K level kit has gone through line test and is moving through assembly and test with target completion by the end of August. Radiation shielding methods using high density metals are being investigated for microelectronic packaging. The idea is to increase the total dose performance of commercial silicon to acceptable levels for use in space. We continue to visit potential customers in advance of our certification. We have seen numerous opportunities at our existing military customers’ base for their space level programs.

•	Pursuit of Circuit Card Assembly (CCA) for military customers. Update: Our engineering team is working on the design and development of our first CCA contract that was secured during our second quarter fiscal 2007. The contract is for the delivery of prototypes of a complete CCA for use in a global positioning system (GPS) communications receiver. The Company expects to deliver these prototypes starting in February 2008. As mentioned in our prior releases, the potential production contracts are expected to be in excess of $10 million over the next four years. We also received our second prototype CCA order for a GPS receiver, as well as a development contract to perform the layout, manufacturing, and test of a highly miniaturized GPS receiver. Our surface mount lines have been upgraded with new equipment to make them more capable and flexible in production. We will continue our discussions to create CCA manufacturing partnerships with additional customers.

•	Next generation Anti-Tamper (AT) technology for military and commercial applications. Update: Our focus will now be on our self developed proprietary coating process due to the high cost and return-on-investment for the development of the high heat destruction method. This new coating process is developing on schedule and we will continue to provide updates as this process nears finalization. We estimate completion in the summer of 2008.

•	New applications for industrial grade Compact Flash (CF) in ruggedized embedded computing systems including medical, flight systems, factory automation, test and measurement and instrumentation. Update: The complete families of CF cards from 128MB to 8GB are available and are tested at industrial temperatures. During the third quarter we continued promoting our CF cards and received a $0.4 million order of a diagnostic equipment application for auto repair services stations. Our medical grade CF cards are also being evaluated by a medical company that supplies equipment and services to hospitals, laboratories and health care businesses. We are expecting significant production volume bookings in the fourth quarter of fiscal 2007.

•	Next generation display enhancement technology, Max-Vu™ II technology. Update: We have demonstrated initial feasibility of our next generation high volume glass lamination processes and are now working to refine our understanding of the process windows. We have met with success in both our collaborative efforts with adhesive suppliers and our internal efforts using captive technologies. In addition to the overall improvement and reduced cost, we are also expanding our optical bonding capabilities beyond traditionally constructed liquid displays, allowing us to penetrate markets previously not served by our process.

We estimate that the new Max-Vu™ II process will be part of the production process by the middle of fiscal year 2008.

•	Fully integrated Touch Panel display products. Update: During the third quarter we demonstrated sunlight readable displays systems with integrated touch sensors to various customers. These displays have very low reflectance while retaining excellent brightness, enabling their use in very high brightness environments. By utilizing our Max-Vu™ optical bonding process, the clarity and contrast of these display systems are excellent and the stiffness and strength of the display system is substantially enhanced, increasing the ruggedness of the display and the quality of the touch or pen feel when using the touch sensor. The positive feedback to our product demonstrations has resulted in samples being sent to multiple customers.

•	Continue the stock repurchase program. Update: On February 3, 2007, the Board of Directors authorized the second repurchase program to acquire up to an additional 5%, or approximately 1.2 million shares, of the Company’s outstanding common stock. The duration of the repurchase program is for one year and is being implemented through a Rule 10b5-1 stock purchase plan. The plan authorized the repurchase of shares beginning in July 2007.

•	Pursuing strategic acquisitions. Update: We have and will continue to evaluate various strategic acquisitions. We continue to search for and evaluate companies that we believe could expand and augment our existing businesses.
Teleconference Details
White Electronic Designs Corporation will host a teleconference and webcast today, August 8, 2007, to review the financial results of the third quarter of fiscal year 2007 beginning at 4:30 p.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 250941 for 7 days following the call. A live web cast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=119731. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for approximately 12 months following the call.
About WEDC
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic segment products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-

legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, and Oregon and manufacturing relationships in China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements included in this press release include, but are not limited to, statements regarding: our expectations that we will be able to make deliveries in the coming quarters; our enhanced level of research and development activity will result in the development of advanced technology; our bookings in the quarter will translate into future revenues; matters related to our of Class K certification; additional business for integrated manufactured components and multi-chip modules; the timing of completion of the next generation of AT and Max-Vu™ II technologies and potential purchases that may be made under the Company’s stock repurchase program. These forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: The failure to obtain Class K certification in the anticipated timeframe, the difficulties associated with successfully integrating acquired businesses and technologies, reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the termination or amendment of the new contracts awarded during the quarter, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 and the Company’s subsequent Quarterly Reports on Form 10-Q under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

	June 30,	September 30,
	2007	2006

ASSETS
Current Assets
Cash and cash equivalents	$48,929	$55,829
Accounts receivable, less allowance for doubtful accounts of $255 and $256	20,948	19,020
Inventories	30,279	19,401
Assets held for sale	1,639	1,924
Prepaid expenses and other current assets	7,225	6,512
Deferred income taxes	4,932	4,323

Total Current Assets	113,952	107,009

Property, plant and equipment, net	12,437	13,367
Goodwill	5,306	5,306
Intangible assets, net	4,254	4,609
Other assets	217	217

Total Assets	$136,166	$130,508

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$9,781	$5,794
Accrued salaries and benefits	2,255	2,043
Other accrued expenses	8,484	7,635
Deferred revenue	4,020	1,961

Total Current Liabilities	24,540	17,433

Accrued long-term pension liability	303	303
Deferred income taxes	1,113	1,197
Other long-term liabilities	1,460	1,395

Total Liabilities	27,416	20,328

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,841,186 and 24,666,390 shares issued	2,484	2,467
Treasury stock, 1,275,550 and 285,587 shares, at par	(128)	(29)
Additional paid-in capital	86,533	90,637
Retained earnings	19,898	17,142
Accumulated other comprehensive loss	(37)	(37)

Total Shareholders’ Equity	108,750	110,180

Total Liabilities and Shareholders’ Equity	$136,166	$130,508

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended

	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$28,465	$26,944	$77,717	$79,203
Cost of sales	19,975	18,496	54,474	54,520

Gross profit	8,490	8,448	23,243	24,683

Operating expenses:
Selling, general and administrative	5,324	4,609	15,901	14,337
Research and development	1,618	1,661	5,106	5,061
Amortization of intangible assets	118	118	354	355
Goodwill impairment	—	364	—	364

Total operating expenses	7,060	6,752	21,361	20,117

Operating income	1,430	1,696	1,882	4,566
Interest income	590	588	1,892	1,547

Income before income taxes	2,020	2,284	3,774	6,113
Provision for income taxes	(635)	(825)	(1,018)	(2,127)

Net income	$1,385	$1,459	$2,756	$3,986

Earnings per share — basic	$0.06	$0.06	$0.12	$0.16

Earnings per share — diluted	$0.06	$0.06	$0.11	$0.16

Weighted average number of common shares and equivalents:
Basic	23,554,531	24,576,464	23,630,584	24,496,754
Diluted	23,970,142	24,916,279	24,112,875	24,936,377